EXHIBIT 5.1

May 14, 2014

Stone Energy Corporation

625 East Kaliste Saloom Road

Lafayette, Louisiana 70508

Ladies and Gentlemen:

We have acted as counsel to Stone Energy Corporation, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with (i) the offer and sale (the “Offering”) by the Company of 5,000,000 shares (the “Firm Securities”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and 750,000 shares (the “Option Securities”, and together with the Firm Securities, the “Securities”) of Common Stock, each of which are being sold pursuant to the Underwriting Agreement, dated as of May 8, 2014 (the “Underwriting Agreement”), between the Company and Barclays Capital Inc., as representative of the several Underwriters named in Schedule 1 attached thereto (the “Underwriters”); (ii) the filing of the Company’s Registration Statement on Form S-3 (Registration Statement No. 333-184532) as filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), on October 22, 2012 (the “Registration Statement”); (iii) the filing with the SEC of the Company’s preliminary prospectus supplement, dated May 7, 2014, and the base prospectus included in the Registration Statement at the time of its effectiveness that omits Rule 430 Information, in the form filed with the SEC on May 7, 2014 pursuant to Rule 424(b)(5) under the Securities Act and accepted by the SEC with a filing date of May 7, 2014 (the “Preliminary Prospectus”); and (iv) the filing with the SEC of the Company’s final prospectus supplement, dated May 8, 2014, and the base prospectus included in the Registration Statement at the time of its effectiveness that omits Rule 430 Information, in the form filed with the SEC on May 9, 2014 pursuant to Rule 424(b)(2) under the Securities Act and accepted by the SEC with a filing date of May 9, 2014 (the “Prospectus”).

In connection with rendering the opinions hereinafter set forth, we have examined (i) the Underwriting Agreement; (ii) the Registration Statement; (iii) the Preliminary Prospectus; (iv) the Prospectus; (v) the Certificate of Incorporation of the Company, as amended, and the Amended and Restated Bylaws of the Company; (vi) resolutions of the Board of Directors of the Company, and the pricing committee thereof, relating to the Offering; and (vii) such other documents and records as we have deemed necessary or advisable for purposes of the opinions expressed below, including the other documents delivered on the date hereof in connection with the closing of the Offering pursuant to the Underwriting Agreement.

As to any facts material to the opinions contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Tokyo Washington	666 Fifth Avenue, 26th Floor, New York, NY 10103-0040 Tel 212.237.0000 Fax 212.237.0100 www.velaw.com

May 14, 2014 Page 2

In connection with rendering the opinion set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; and (iv) the Underwriting Agreement has been duly authorized, executed and delivered by the Underwriters and constitutes a legal, valid and binding obligation of the Underwriters, and that the Underwriters have the requisite organizational and legal power and authority to perform their obligations under the Underwriting Agreement.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Securities to be issued and sold by the Company to the Underwriters pursuant to the Underwriting Agreement have been duly authorized and, upon payment and delivery in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America as in effect on the date hereof, and we undertake no duty to update or supplement the foregoing opinions to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective. We do not express any opinions as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K dated on or about the date hereof, and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.